SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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☐ Preliminary Proxy Statement
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TRW INC.

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement)

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April 1, 2002

Dear Fellow Shareholder:

       As you undoubtedly know, Northrop Grumman has commenced an unsolicited offer in an effort to convince you to surrender your TRW shares of stock for shares of Northrop stock. Your Board of Directors, with the advice of independent legal and financial advisors, has unanimously determined that Northrop’s offer is financially inadequate and grossly undervalues TRW’s businesses. Accordingly, we are urging all TRW shareholders not to surrender their shares in exchange for Northrop stock.

       In an effort to proceed with its inadequate and highly conditional offer, Northrop has forced TRW to convene a Special Meeting of Shareholders on April 22 in order to authorize Northrop’s “control share acquisition.” If approved, the control share vote would facilitate Northrop’s effort to acquire your shares for $47* in Northrop stock — a price that has remained below the market price of your shares since February 22nd, the date Northrop announced its proposal.

       The vote at the Special Meeting is being taken pursuant to Ohio’s Control Share Acquisition law enacted more than 10 years ago for your protection and benefit. This law requires persons seeking to take control of an Ohio corporation to first seek approval from you — the shareholders. Northrop has sued TRW, as well as the Attorney General of the State of Ohio and the Director of Ohio’s Department of Commerce, in an effort to invalidate protective Ohio laws. Your Board of Directors unanimously recommends that you vote “AGAINST” Northrop’s proposal on the enclosed GOLD proxy card.

       Northrop’s proposal is designed to benefit the interests of Northrop — and is not in the interests of TRW and its shareholders. Northrop seeks to acquire control of your Company in a hostile exchange offer at a below market price and at a time when each of our businesses is rebounding. Don’t let them do it!

       In our view, Northrop’s proposal does not begin to recognize the value of TRW. TRW is a strong company with a bright future:

•	Our technology businesses are in the sweet spot of the growth in national defense programs.

•	We are a leading supplier to the major civil and military aerospace programs in the Western world.

•	As a Tier I supplier, TRW’s automotive business is well positioned to take advantage of the projected increases in automotive production levels and the rebounding U.S. economy.

•	We are on track to meet — or exceed — our 2002 earnings estimates of $3.30 per share.

       Your Board, which consists of an overwhelming majority of independent directors, is acutely aware of its fiduciary duties and is committed to doing the right thing for shareholders. Northrop, on the other hand, has absolutely no obligation to protect your interests and, in fact, their actions are designed to strip you of the protections afforded by Ohio laws. These laws are designed to let you, together with your fellow shareholders, make a decision about the future of your Company.

       We assure you that your Board is doing everything possible to enhance shareholder value. In particular, your Board is implementing a strategic plan to unlock value by:

•	Accelerating our program to reduce debt by $1.6 billion to $2 billion in 2002 through operating cash flow, asset sales and other actions, including the sale of our Aeronautical Systems business,

•	Pursuing a spin-off of our Automotive business in a tax-efficient manner — with a targeted completion in six to nine months,

•	Reaping for our shareholders the benefits of the improving economic trends in the automotive and commercial aerospace sectors, as well as current and projected increases in defense spending,

•	Taking full advantage of our recent operational improvement initiatives and portfolio of advanced technologies.

       Reject Northrop’s offer and its efforts to seize control of your Company. Please sign, date and return the GOLD proxy card today in the enclosed self-addressed envelope. We urge you not to sign Northrop’s blue proxy card. If you have already signed a blue proxy card, you can easily revoke that proxy by signing, dating and mailing the enclosed GOLD proxy card immediately.

       One final note, Northrop will also be seeking your vote at the Company’s Annual Meeting on April 24th in furtherance of three self-serving shareholder proposals which are part of its effort to force you to accept its opportunistic offer. We urge you not to sign any green proxy card that Northrop may send you in connection with the Annual Meeting.

       As always, we will keep you fully informed as events unfold in the coming weeks and months. In the meantime, you can best protect your investment and your Company by voting on the GOLD card “AGAINST” Northrop’s efforts to acquire your shares at a below-market price.

       We thank you for your continued trust and support.

On behalf of your Board of Directors,

/s/ Philip A. Odeen	/s/ Kenneth W. Freeman
Philip A. Odeen	Kenneth W. Freeman
Chairman	Lead Director

IF YOU HAVE ANY QUESTIONS ABOUT

VOTING YOUR PROXY OR REQUIRE ANY ASSISTANCE
IN COMPLETING THE GOLD CARD OR RELATED CERTIFICATION OF
ELIGIBILITY TO VOTE,
PLEASE CALL OUR PROXY SOLICITOR:

Georgeson Shareholder Communications Inc.

17 State Street
10th Floor
New York, NY 10004

Call Toll-Free: (866) 649-8030

*	Northrop Grumman’s Offer to Exchange would provide for each share of TRW common stock to be exchanged for that number of shares of Northrop Grumman common stock having a value equal to $47. The exact exchange ratio would be determined by dividing $47 by the average of the closing price of Northrop Grumman common stock for the five consecutive trading days ending immediately prior to the second trading day prior to the expiration of the Offer to Exchange, but in no event will the exchange ratio be greater than 0.4563 ($47/$103) or less than 0.4159 ($47/$113).